Exhibit 99.2

Technology Executive Dennis Woodside Joins ServiceNow Board of Directors; Company Founder Fred Luddy to Become New Board Chair

SANTA CLARA, Calif.--(BUSINESS WIRE)--April 25, 2018--ServiceNow (NYSE:NOW) today announced that Dennis M. Woodside, chief operating officer of Dropbox, has joined the company’s board of directors. In addition, ServiceNow Founder Fred Luddy will become the new board chair, succeeding former company President and CEO Frank Slootman, who has decided to step down as chair and board member at the 2018 annual meeting of stockholders.

“Dennis brings tremendous experience in scaling technology companies and delivering great consumer and customer experiences,” said ServiceNow President, CEO and Board Member John Donahoe. “He will be a valuable addition to our already strong board.”

“I also want to thank Frank for his tremendous contributions to ServiceNow, and for his partnership during my first year as CEO,” Donahoe said. “And I am thrilled that Fred will be our next board chair. His founding vision continues to be core to our company, to our purpose and to our focus on customer success.”

Woodside has served as chief operating officer of Dropbox since April 2014. He has previously held senior executive leadership roles at Motorola Mobility and Google. He holds a J.D. from Stanford Law School and a B.S. in industrial relations from Cornell University.

Following Mr. Slootman’s retirement, ServiceNow’s board will have nine members. In addition to Luddy, Donahoe and Woodside, the other six members will be: Lead Independent Director Jeffrey A. Miller, president and chief executive officer of JAMM Ventures; Susan L. Bostrom, former executive vice president, chief marketing officer, Worldwide Government Affairs of Cisco Systems, Inc.; Jonathan C. Chadwick, former executive vice president, chief financial officer and chief operating officer at VMware; Paul E. Chamberlain, head of PEC Ventures; Ronald E.F. Codd, former president, chief executive officer and director of Momentum Business Applications, Inc.; and Anita M. Sands, former group managing director, head of change leadership and member of the Wealth Management Americas Executive Committee of UBS Financial Services.

About ServiceNow

ServiceNow makes work better across the enterprise. Getting simple stuff done at work can be easy, and getting complex multi-step tasks completed can be painless. Our applications automate, predict, digitize and optimize business processes and tasks, across IT, customer service, security operations and HR service delivery, creating a better experience for your employees and customers while transforming your enterprise. ServiceNow (NYSE:NOW) is how work gets done. For more information, visit: www.servicenow.com.

CONTACT:
ServiceNow Corporate Communications
Johnna Hoff
johnna.hoff@servicenow.com